ALTAIR SYSTEM LICENSE AGREEMENT

This ALTAIR SYSTEM LICENSE AGREEMENT (the "Agreement") is entered as of August 28th, 2003 (the "Effective Date") between CREFISA, Inc., a Commonwealth of Puerto Rico corporation ("CREFISA"), and Banco Santander Puerto Rico, a Commonwealth of Puerto Rico financial institution ("Santander") (collectively referred to as the "Parties").

RECITALS

WHEREAS, CREFISA owns a combination of software programs and systems for banking operations known as the ALTAIR System (hereinafter the "Licensed Program with its respective materials (hereinafter the "Licensed Materials") described in Exhibit A attached hereto;

WHEREAS, CREFISA wishes to license the product to Santander and Santander wishes to license the Licensed Program and Licensed Materials from CREFISA on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. **LICENSE**. CREFISA hereby grants to Santander an exclusive, non-transferable license (the "License") to use the Licensed Program and Licensed Materials, subject to the terms and conditions contained herein. The term of this license is for five (5) years from the Effective Date. Notwithstanding anything to the contrary herein, the parties may extend this Agreement for additional terms of one (1) year upon written notification by Santander. This Agreement, the Licensed Program and Licensed Materials to which it applies, may not be assigned, sublicensed, or transferred by Santander without prior written consent from CREFISA, which will not be unreasonably withheld nor delayed.

2. **USE.** CREFISA shall be responsible for the delivery of the Licensed Program(s) together with the documentation. Santander shall be exclusively responsible for the supervision, management, modification and control of the Licensed Program(s), including without limitation; (i) assuring proper machine configurations, audit controls and operating methods; (ii) establishing adequate backup plans, based on alternative procedures and access to qualified programming personnel; (iii) implementing sufficient recovery procedures and checkpoints to satisfy its requirements for security and accuracy of input, as well as, system restart and recovery in the event of a malfunction; and (iv) performing, by itself or a third party, any modification, update or reengineering of the Licensed Programs for its operations. The Licensed Program and Licensed Materials may be used only in the furtherance of the operations of Santander, its affiliates or subsidiaries. Santander may, from time to time, change the location of the Licensed Programs to any computer site, provided that in Santander gives timely written notice thereof to CREFISA.

3. **MODIFICATION.** Santander agrees that only CREFISA shall have the right to alter, maintain, enhance or otherwise modify the Licensed Program and Licensed Materials. In the event that Santander needs an alteration, enhancement or modification of the Licensed Program and Licensed Materials, Santander may request the alteration, enhancement or modification of the Licensed Program and Licensed Materials and CREFISA shall perform the alteration, enhancement or modification of the Licensed Program and Licensed Materials and proceed to increase the Maintenance Fees set forth in Section 8, upon prior approval of the Parties. Santander shall not cause, nor permit either through its direct efforts or through any third party, the modification, disassembly, de-compilation, or reverse engineering of the Licensed Programs and Licensed Materials.

4. **CONFIDENTIALITY.** The ideas and the expressions hereof contained in the Licensed Program and Licensed Materials are confidential, proprietary information and trade secrets that [illegible] in any manner or form disclose

3. **MODIFICATION.** Santander agrees that only CREFISA shall have the right to alter, maintain, enhance or otherwise modify the Licensed Program and Licensed Materials. In the event that Santander needs an alteration, enhancement or modification of the Licensed Program and Licensed Materials, Santander may request the alteration, enhancement or modification of the Licensed Program and Licensed Materials and CREFISA shall perform the alteration, enhancement or modification of the Licensed Program and Licensed Materials and proceed to increase the Maintenance Fees set forth in Section 8, upon prior approval of the Parties. Santander shall not cause, nor permit either through its direct efforts or through any third party, the modification, disassembly, de-compilation, or reverse engineering of the Licensed Programs and Licensed Materials.

4. **CONFIDENTIALITY.** The ideas and the expressions hereof contained in the Licensed Program and Licensed Materials are confidential, proprietary information and trade secrets that Santander will receive in confidence. Santander shall not in any manner or form disclose, provide or otherwise make available, in whole or in part, any Licensed Program and/or Licensed Materials to any third parties, except for Santander's employees, agents, or consultants who are bound by appropriate non-disclosures.

The Parties acknowledge and agree that all Parties' information that is marked "Confidential", except as specified below, that comes to be known by reason of work under this Agreement, is confidential to each Party and will not be disclosed to unauthorized third parties. The Parties will use the same standard of care, and will bind their employees, agents or representatives to such standard, to prevent disclosure of such confidential information as each uses to protect its own confidential information and trade secrets. Information received by either Party under this Agreement will not be considered confidential if the information: (a) is not marked "Confidential"; (b) is known to the other Party or is in the other Party's possession at the time of executing this Agreement; (c) is in the public domain at the time of disclosure; (d) is independently developed by the other Party; or (e) is disclosed to the other Party by a third party with written approval of the first Party. The obligations expressed within this Section 3 shall survive termination of this Agreement.

5. **WARRANTIES.** CREFISA represents and warrants to Santander that CREFISA: (i) has all rights, title and interest in the Licensed Program and Licensed Materials, (ii) has not assigned, transferred, licensed, pledged or otherwise encumbered the Licensed Program and Licensed Materials or agreed to do so, (iii) has full power and authority to enter into this Agreement and to license the Licensed Program and Licensed Materials, (iv) is not aware of any violation, infringement or misappropriation of any third party's rights (or any claim thereof) by Licensed Program and Licensed Materials, and (vi) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Licensed Program and Licensed Materials.

UNLESS EXPLICITLY STATED OTHERWISE IN THIS AGREEMENT, THE LICENSED PROGRAM AND LICENSED MATERIALS IN EXHIBIT A, ARE PROVIDED "AS IS" AND THE PARTIES HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSED PROGRAM AND LICENSED

MATERIALS IN EXHIBIT A OR PROPRIETARY BUSINESS INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6. **INDEMNIFICATION.** CREFISA, at its own expense, will defend and indemnify against any action brought against Santander based on a claim that any Licensed Program infringed a United States patent, copyright or trademark provided that (i) CREFISA shall be notified promptly in writing by Santander of any notice of such claim; (ii) CREFISA shall have the sole control of the defense of any action on such claim and all negotiations for its settlement or compromise; and (iii) Santander shall permit CREFISA, at CREFISA' option and expense, either to procure for Santander the right to continue using the Licensed Program or modify the Licensed Program so that it becomes non-infringing.

7. **LIABILITY.** Except as provided for in Section 5 above, CREFISA's liability for damages to Santander for any cause whatsoever, and regardless of the form of action, shall be limited to the License Fees paid by Santander hereunder with respect to the affected Licensed Program. In no event will CREFISA be liable for any lost profits, goodwill, or other consequential, special or indirect damages suffered by Santander in connection with or arising from the performance of the Licensed Program, even if CREFISA has been advised of the possibility of such damages or for any claim against Santander by any other party.

8. **PAYMENT.** All Licensed Program fees shall be payable to CREFISA in the form of a maintenance fee of $256,346.86 per month during the Service Term (hereinafter the "Maintenance Fee"). During the Service Term the Maintenance Fee may be increased as agreed to by the parties in the event there are modifications, alterations or enhancements to the Licensed Program. The Maintenance Fee hereunder is due and payable in full upon receipt by Santander of an invoice from CREFISA. The Maintenance Fee is inclusive of all amounts equal to any taxes paid or payable by CREFISA, however designated, levied, or based on this Agreement, or on any Licensed Program or Licensed Materials, its charges or its use, including without limitation, any value-added, royalty, federal, state or local sales, use, and property taxes, and any taxes or amounts in lieu thereof. Santander will be charged interest at the rate of one and one-half percent (1-1/2%) per month on all sums hereunder which remain unpaid thirty (30) days after due, with such interest to commence on the due date.

9. **GENERAL.**

9.1 This Agreement, and all disputes, claims or controversies arising under or relating to this Agreement or the breach, termination or validity hereof, or any transaction contemplated hereby shall be governed by and settled in accordance with the laws of the Commonwealth of Puerto Rico and the United States.

9.2 If either Party commences any action or proceeding against the other Party to enforce this Agreement or any of such Party's rights hereunder, the prevailing Party will be entitled to its reasonable expenses related to such action or proceeding, including reasonable attorneys' and expert fees.

9.3 No delay, failure or waiver by either Party to exercise any right or remedy under this Agreement, and no partial or single exercise, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

9.4 If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions or of this Agreement as a whole will not be affected; and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

9.5 This Agreement, including any exhibit hereto which are incorporated herein by this reference, serves to document formally the entire understanding between the Parties relating to the subject matter hereof, and supersedes and replaces any prior or contemporaneous agreements, negotiations or understandings (whether oral or written), relating generally to the same subject matter. No amendment or modification of any provision of this Agreement will be effective unless in writing and signed by a duly authorized signatory of the Party against which enforcement of the amendment or modification is sought.

9.6 This Agreement may be assigned or transferred by CREFISA upon written notification to Santander. Santander may not assign this Agreement without the prior written approval of CREFISA.

9.7 Any notice, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set below (or such other address as a party may designate by ten (10) days notice).

9.8 The terms of this Agreement are confidential to the parties. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

9.9 In the event that a Santander is Sold (as defined below), CREFISA may terminate this Agreement by providing Santander at least thirty (30) days prior written notice designating the effective date of the termination within one (1) year of the date Santander is Sold. For the purposes of this Section, "Sold" shall mean the execution of an agreement for the sale in one or more related transactions of (i) all or substantially all of the assets of Santander to an unaffiliated entity, or (ii) direct or indirect ownership of over fifteen percent (15%) of the capital stock ordinarily having voting rights of Santander to an unaffiliated entity. Any termination under this Section shall be without recourse and Santander shall not have the right to receive any indemnification or reimbursement for fees paid.

9.10 Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

BANCO SANTANDER PUERTO RICO

By: ______________________
Name: María Calero Padrón
Title: Executive Vice President

By: ______________________
Name: Patricio Silva
Title: Director of Operations

CREFISA, INC.

By: ______________________
Name: Rafael S. Bonilla
Title: Secretary

EXHIBIT A

The following describes the software platforms to be licensed to Santander by CREFISA:

- **PLATAFORMA GLOBAL**
- **TERMINAL FINANCIERO**
- **PERSONAS**
- **CONTABILIDAD**
- **ACTIVOS**
- **PASIVOS**
- **GARRA**